UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SAN JUAN BASIN ROYALTY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Below is a copy of the press release issued by the San Juan Basin Royalty Trust on November 10, 2016:

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

A Second Leading Independent Proxy Advisory Firm Recommends San Juan Basin

Royalty Trust Unit Holders VOTE AGAINST Southwest Bank’s Proposals to Remove

Compass Bank as Trustee

FORT WORTH, Texas, November 10, 2016 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust” or “San Juan”), today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has issued a report recommending that unit holders of the Trust VOTE AGAINST all of the proposals of Southwest Bank and Robert Lansford, senior business development officer for Southwest Bank (together, “Southwest”), at the special meeting of unit holders to be held on November 21, 2016.

Compass Bank had previously announced that another leading proxy advisory firm, Institutional Shareholder Services (ISS), had also recommended that unit holders of the Trust VOTE AGAINST Southwest’s proposals.

Specifically, Glass Lewis and ISS both recommend that unit holders VOTE AGAINST Southwest’s proposal to remove Compass Bank and VOTE AGAINST the election of Southwest as trustee of the Trust. Glass Lewis and ISS further recommend that unit holders vote using the Trust’s BLUE proxy voting card and NOT VOTE Southwest’s white proxy voting card.

Compass Bank issued the following statement:

We are very pleased that the two leading independent proxy advisory firms are unanimous in opposing Southwest’s self-interested effort to take over as trustee of the Trust. We agree with Glass Lewis’s conclusion that “Southwest’s case should be viewed as an unambiguous non-starter.”

We also agree with their combined recommendation that unit holders of the Trust VOTE AGAINST all of Southwest’s proposals. We strongly believe that Southwest’s effort to remove Compass Bank and to elect itself as trustee is not in the best interests of the Trust or the unit holders.

Southwest points to no specific shortcomings in Compass Bank’s performance as trustee over 10 years and fails to offer any substantive benefits to the Trust. It is clear that Southwest’s costly and time-consuming campaign to elect itself trustee of the Trust would benefit Southwest, but in our view, the unit holders would receive no benefit from a change in trustee.

Compass Bank remains committed to serving the unit holders of the Trust and maximizing unit holder value. We ask unit holders to support Compass Bank by

VOTING AGAINST all of Southwest’s proposals using the Trust’s BLUE proxy voting card.

In its report, Glass Lewis* states, among other things, that:

•	“[W]e believe that the Southwest case should be viewed as an unambiguous non-starter from the perspective of unaffiliated San Juan unit holders.”

•	“[M]any of Southwest’s core claims fail to hold up under even modest scrutiny, which lends considerable weight towards Compass’s withering rebuke of the dissident’s current campaign. Indeed all factors considered, we have identified few issues that clearly support Southwest’s position at this time and thus find no cause to support the dissident agenda.”

•	“[T]he Trust’s expenses have shifted in mostly nominal fashion. This conclusion stands in stark contrast to the dissident’s decidedly non-standard, low-utility, context-free emphasis on San Juan’s escalating general and administrative expenses between 2015Q3 and 2016Q1.” Given that the Trust’s fee structure is fixed by the trust indenture, “there is no measurable case for change in terms of the central fee arrangement that governs San Juan’s relationship with its trustee.”

•	“Southwest’s case is pegged to overestimating the significance of Ms. Anderson’s departure, overstating short-term changes to San Juan’s cost structure without addressing the underlying cause and overemphasizing nominal conflict risks.”

*Permission to quote neither sought nor obtained from Glass Lewis. Emphasis added to quotations.

Compass Bank, on behalf of the Trust, urges you to VOTE AGAINST Southwest’s proposals using the Trust’s BLUE proxy voting card.

Even if you have already voted, you can still change your vote using the Trust’s BLUE proxy voting card.

If you have any questions, require any assistance or need a copy of the Trust’s BLUE proxy voting card, please contact the Trust’s proxy solicitor at:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 1010 4

(877) 278-9670 (Toll Free)

Additional Information Regarding Consent Solicitation

In response to the demand by Southwest, the Trust has called a special meeting and filed with the U.S. Securities and Exchange Commission (“SEC”) on October 25, 2016, a definitive proxy statement in connection with the solicitation of proxies from unit holders of the Trust at the special meeting. The Trust will furnish copies of proxy materials to the unit holders, together with a BLUE proxy card. UNIT HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents, including the proxy statement (and amendments and supplements thereto) and other documents filed by the Trust with the SEC, will be available for no charge on the SEC’s website at www.sec.gov and at the Trust’s website at www.sjbrt.com. Copies may also be obtained by contacting Kaye Wilke by phone at (866) 809-4553, by email at sjt.us@bbva.com or by mail at San Juan Basin Royalty Trust, c/o Compass Bank, Trust Department, Attn: Investor Relations, 300 W. 7th Street, Suite B, Fort Worth, Texas 76102.

Compass Bank, as trustee of the Trust, may be deemed to be a participant in the solicitation of proxies in connection with the special meeting. Information regarding Compass Bank’s interests in the Trust by security holdings and otherwise is set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Trust’s subsequent Quarterly Reports on Form 10-Q.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt.us@bbva.com